Exhibit 99.1

NEWS BULLETIN                FARO Technologies Inc.
FARO                         125 Technology Park
The Measure of Success       Lake Mary, FL 32746

Keith Bair, Chief Financial Officer
407-333-9911

             FARO'S THIRD QUARTER EPS GROWS 22% TO $0.22, NEW ORDERS
            INCREASE 31.2%, SALES UP 17.8% TO A RECORD $38.4 MILLION

LAKE MARY, Fla., October 30, 2006 - FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the third quarter ended September 30, 2006. Net income for the third quarter of 2006 was approximately $3.2 million, or $0.22 per diluted share, an increase of $0.6 million compared with $2.6 million, or $0.18 per diluted share, in the third quarter of 2005. Third quarter 2006 results included pre-tax expenses of approximately $0.9 million related to follow-up on the Company's Foreign Corrupt Practices Act (FCPA) internal investigation and its patent litigation.

Sales for the third quarter of 2006 were approximately $38.4 million, an increase of $5.8 million, or 17.8%, from $32.6 million in the third quarter of 2005. New order bookings for the third quarter were approximately $38.7 million, an increase of $9.2 million, or 31.2%, compared with approximately $29.5 million in the year-ago quarter. New orders increased 19.2% in the Americas to $15.5 million, from $13.0 million in the third quarter of 2005. In Europe/Africa, new orders increased 37.4% to $14.7 million from $10.7 million in the third quarter of 2005, and in Asia/Pacific, new orders increased 46.6% to $8.5 million, from $5.8 million in the third quarter of 2005.

"The Company continues to perform well and the benefits can be seen throughout the income statement and balance sheet," stated Jay Freeland, FARO President and Co-CEO. "Our top-line growth and gross margin remain on plan, and we're getting the leverage we expected from our sales and marketing organization. Market demand has accelerated growth in Europe and Asia while maintaining the strength we've seen in the Americas for the last 18 months. The end result for the third quarter is solid double-digit earnings growth and a $2.0 million increase in cash."

Gross margin for the third quarter of 2006 was approximately 58.0%, compared to 54.3% in the third quarter of 2005 and 59.3% in the second quarter of 2006. The gross margin in the third quarter of 2005 was adversely affected by a $1.6 million inventory adjustment. Compared to the second quarter of 2006, gross margin decreased slightly due to a change in sales mix.

Selling expenses as a percentage of sales were 27.6% in the third quarter of 2006, higher than 26.5% of sales in the third quarter of 2005, but better than the 30.5% in the second quarter of 2006 and the 32.0% in the first quarter of 2006.

General and administrative expenses were 14.4% of sales for the third quarter of 2006, compared with 9.7% of sales in the year ago quarter. This increase of $2.4 million over the third quarter of 2005 includes $0.4 million of incremental compensation costs, $0.3 million from operating costs in Singapore which weren't in place in the third quarter of 2005, and the previously mentioned $0.9 million from the Company's internal FCPA investigation and patent litigation.

Outlook for the Remainder of 2006

"We continue to maintain our full-year 2006 sales guidance of $150-$157 million and our gross margin range of 57-59%. Excluding the potential cost of resolution, if any, of the FCPA investigation and patent case and associated legal expenses, we expect continued net income improvement in the fourth quarter," concluded Freeland.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," "target," "goal," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

     o    our inability to further penetrate our customer base;

     o development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

     o our inability to maintain our technological advantage by developing new products and enhancing our existing products;

     o the cyclical nature of the industries of our customers and the financial condition of our customers;

     o the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;

     o the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Hexagon's Cimcore-Romer subsidiary against us;

     o fluctuations in our operating results as a result of a number of factors including, but not limited to litigation brought against us, quality issues with our products, excess or obsolete inventory, raw material price fluctuations, expansion of our manufacturing capability and other inflationary pressures;

     o changes in gross margins due to changing product mix of product sold and the different gross margins on different products;

     o our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;

     o the effects of increased competition as a result of recent consolidation in the CAM2 market;

     o risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

     o    our inability to continue to grow sales in the Asia-Pacific region;

     o higher than expected increases in expenses relating to our Asia Pacific expansion;

     o our inability to keep our financial results within our target goals as a result of various potential factors such as investments in potential acquisitions or strategic sales, product or other initiatives, shrinkage or other inventory losses due to product obsolescence, scrap, material price changes, or other reasons;

     o    the loss of our co-Chief Executive Officers or other key personnel;

     o difficulties in recruiting research and development engineers and application engineers;

     o    the failure to effectively manage our growth;

     o the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and

     o the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT FARO
----------

With more than 13,000 installations and 5,700 customers globally, FARO Technologies, Inc. (NASDAQ: FARO) designs, develops and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluation and analysis against an existing model - for anything requiring highly detailed 3-D measurements. Applications include part and assembly inspection, reverse-engineering, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites. FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively. Principal products include the world's best-selling measurement arm
- the Platinum, Titanium, Advantage and Digital Template FaroArms; the world's best-selling laser tracker - the FARO Laser Tracker X and Xi; the FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; the FARO Laser ScanArm; the FARO TrackArm; and the CAM2 Measure family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                       Three Months Ended                  Nine Months Ended
                                                --------------------------------    --------------------------------
(in thousands, except per share data)            Sep 30, 2006      Oct 1, 2005       Sep 30, 2006      Oct 1, 2005
---------------------------------------------   --------------    --------------    --------------    --------------
SALES                                           $       38,365    $       32,598    $      108,463    $       91,109
COST OF SALES (exclusive of depreciation
 and amortization, shown separately below)              16,121            14,913            44,822            37,691
                                                --------------    --------------    --------------    --------------
Gross profit                                            22,244            17,685            63,641            53,418

OPERATING EXPENSES:
    Selling                                             10,597             8,631            32,458            25,654
    General and administrative                           5,519             3,169            18,296            11,005
    Depreciation and amortization                        1,023               967             3,096             2,447
    Research and development                             1,741             1,864             5,390             4,824
                                                --------------    --------------    --------------    --------------
    Total operating expenses                            18,880            14,631            59,240            43,930
                                                --------------    --------------    --------------    --------------
INCOME FROM OPERATIONS                                   3,364             3,054             4,401             9,488
                                                --------------    --------------    --------------    --------------
OTHER INCOME (EXPENSE)
    Interest income                                        189               116               516               419
    Other (expense) income , net                           153              (191)              440              (330)
    Interest expense                                        (3)               (4)               (9)              (83)
                                                --------------    --------------    --------------    --------------
INCOME BEFORE INCOME TAX                                 3,703             2,975             5,348             9,494
INCOME TAX EXPENSE                                         514               360               810             1,498
                                                --------------    --------------    --------------    --------------
NET INCOME                                      $        3,189    $        2,615    $        4,538    $        7,996
                                                ==============    ==============    ==============    ==============
NET INCOME PER SHARE - BASIC                    $         0.22    $         0.18    $         0.32    $         0.56
                                                ==============    ==============    ==============    ==============
NET INCOME PER SHARE - DILUTED                  $         0.22    $         0.18    $         0.31    $         0.56
                                                ==============    ==============    ==============    ==============

Basic EPS Shares                                    14,326,357        14,247,089        14,333,775        14,169,733

Effect of dilutive securities                          176,953           182,862           180,372           194,195

                                                --------------    --------------    --------------    --------------
Diluted EPS Shares                                  14,503,310        14,429,951        14,514,147        14,363,928
                                                ==============    ==============    ==============    ==============

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                     September 30,     December 31,
(in thousands, except share data)                                        2006              2005
-----------------------------------------------------------------   --------------    --------------
ASSETS
Current Assets:
   Cash and cash equivalents                                        $        8,948    $        9,278
   Short-term investments                                                   15,790            16,490
   Accounts receivable, net                                                 36,866            28,654
   Inventories                                                              26,132            28,650
   Deferred income taxes, net                                                2,765             2,155
   Prepaid expenses and other current assets                                 4,478             2,200
                                                                    --------------    --------------
      Total current assets                                                  94,979            87,427
                                                                    --------------    --------------
Property and Equipment:
   Machinery and equipment                                                   8,684             6,940
   Furniture and fixtures                                                    3,696             3,334
   Leasehold improvements                                                    2,436             1,710
                                                                    --------------    --------------
      Property and equipment at cost                                        14,816            11,984
Less: accumulated depreciation and amortization                             (8,056)           (5,920)
                                                                    --------------    --------------
      Property and equipment, net                                            6,760             6,064
                                                                    --------------    --------------
Goodwill                                                                    16,831            14,574
Intangible assets, net                                                       6,276             6,395
Service Inventory                                                            5,709             4,333
Deferred income taxes, net                                                   3,503             3,855
                                                                    --------------    --------------
Total Assets                                                        $      134,058    $      122,648
                                                                    ==============    ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                 $        9,264    $       12,301
   Accrued liabilities                                                       8,407             5,569
   Income taxes payable                                                      2,140             1,406
   Current portion of unearned service revenues                              3,969             3,168
   Customer deposits                                                           562               201
   Current portion of long-term debt and obligations under
    capital leases                                                             110               163
                                                                    --------------    --------------
      Total current liabilities                                             24,452            22,808
Unearned service revenues - less current portion                             2,713               803
Deferred tax liability, net                                                  1,200                 -
Long-term debt and obligations under capital
 leases - less current portion                                                 163               177
                                                                    --------------    --------------
Total Liabilities                                                           28,528            23,788
                                                                    --------------    --------------
Commitments and contingencies

Shareholders' Equity:
   Common stock - par value $.001, 50,000,000 shares authorized;
    14,516,618 and 14,481,178 issued; 14,368,940 and 14,290,917
    outstanding, respectively                                                   14                14
   Additional paid-in-capital                                               84,439            83,940
   Retained earnings                                                        21,795            17,256
   Accumulated other comprehensive (loss)                                     (567)           (2,199)
   Common stock in treasury, at cost - 40,000 shares                          (151)             (151)
                                                                    --------------    --------------
Total shareholders' equity                                                 105,530            98,860
                                                                    --------------    --------------
Total Liabilities and Shareholders' Equity                          $      134,058    $      122,648
                                                                    ==============    ==============

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                    --------------------------------
(in thousands)                                                       SEP 30, 2006       OCT 1, 2005
-----------------------------------------------------------------   --------------    --------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
   Net income                                                       $        4,538    $        7,996
   Adjustments to reconcile net income to net cash used in
    operating activities:
      Depreciation and amortization                                          3,096             2,447
      Amortization of stock options and restricted stock units                 151               407
      Income tax benefit from exercise of stock options                          -            (1,041)
      Deferred income tax benefit                                             (402)             (175)
Change in operating assets and liabilities:
   Decrease (increase) in:
      Accounts receivable,net                                               (7,146)           (7,409)
      Inventories                                                            1,601           (10,169)
      Prepaid expenses and other current assets                             (2,117)             (302)
   Increase (decrease) in:
      Accounts payable and accrued liabilities                                (537)             (772)
      Income taxes payable                                                     666               924
      Customer deposits                                                        345              (187)
      Unearned service revenues                                              2,527               833
                                                                    --------------    --------------
         Net cash used in operating activities                               2,722            (7,448)
                                                                    --------------    --------------

INVESTING ACTIVITIES:
   Acquisition of iQvolution                                                     -            (6,385)
   Purchases of property and equipment                                      (2,680)           (2,936)
   Payments for intangible assets                                             (714)             (174)
   Purchases of short-term investments                                           -            (3,300)
   Proceeds from short-term investments                                        700            14,795
                                                                    --------------    --------------
         Net cash (used in) provided by investing activities                (2,694)            2,000
                                                                    --------------    --------------

FINANCING ACTIVITIES:
   Payments of capital leases                                                 (146)              (26)
   Proceeds from issuance of stock, net                                          -               344
                                                                    --------------    --------------
         Net cash (used in) provided by financing activities                  (146)              318
                                                                    --------------    --------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                  (212)             (268)
                                                                    --------------    --------------
DECREASE IN CASH AND CASH EQUIVALENTS                                         (330)           (5,398)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               9,278            16,357
                                                                    --------------    --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                            $        8,948    $       10,959
                                                                    ==============    ==============